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[DUPONT LOGO]

                                                                     EXHIBIT 5.1

Howard R. Rudge
Senior Vice President and General Counsel

                                                             August 19, 1999

E. I. du Pont de Nemours and Company
1007 Market Street
Wilmington, DE 19898

                           Re:  E. I. du Pont de Nemours and Company
                               Registration Statement on Form S-4
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Ladies and Gentlemen:

    I am Senior Vice President and General Counsel of E. I. du Pont de Nemours and Company, a Delaware corporation ("DuPont"). This opinion is being furnished in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by DuPont of shares of its common stock, par value $0.30 per share ("DuPont Common Stock"), in connection with the merger (the "Merger") of Pioneer Hi-Bred International, Inc., an Iowa corporation ("Pioneer") with and into Delta Acquisition Sub, Inc., an Iowa corporation and wholly owned subsidiary of DuPont, pursuant to an Agreement and Plan of Merger dated as of March 15, 1999, as amended (the "Merger Agreement"). As provided in the Merger Agreement, each share of common stock, par value $1.00 per share, of Pioneer (the "Pioneer Common Stock") outstanding immediately prior to the effective time of the Merger will be converted into at the election of stockholders, subject to certain limitations set forth in the Merger Agreement, the right to receive (a) a fraction of a share of DuPont Common Stock as determined in accordance with the Merger Agreement or (b) $40 in cash. The Merger and issuance of shares of DuPont Common Stock pursuant thereto are described in the proxy statement/prospectus contained in the Registration Statement to which this opinion is a part.

    In connection with this opinion, I have examined the Registration Statement and the proxy statement/prospectus included therein, DuPont's restated certificate of incorporation as in effect on the date hereof, DuPont's bylaws as in effect on the date hereof, and certain corporate proceedings of DuPont as reflected in the minutes of meetings of the Board of Directors. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with the originals or certified copies of all documents submitted to me as copies thereof. I have also assumed that all shares of DuPont Common Stock outstanding immediately prior to the effective time of the Merger will be validly issued, fully paid and non-assessable. In addition, I have made such other examinations of law and fact as I have deemed necessary or appropriate for the purposes of this opinion.
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    Based upon the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that the DuPont Common Stock, when and to the extent issued in connection with the Merger pursuant to and in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable.

    I hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and the reference to me under the caption "Legal Matters". In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

                                          Very truly yours,
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                                          Howard R. Rudge
                                          Senior Vice President and General
                                          Counsel